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                                                                  EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT


      This Employment Agreement ("Agreement") is entered into on November 19, 1999, by and between Michael A. Pruss ("Employee") and Advanced Communications Group, Inc., a Delaware corporation ("Company") (sometimes collectively referred to as the "Parties"). The Company and Employee agree as follows:

1.    EMPLOYMENT.

In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Employee and the Company, the Company employs Employee, and Employee accepts employment subject to the terms and conditions of this Agreement.

2.    TERM.

This Agreement shall commence and become effective on the date hereof and end on the second anniversary of the date hereof, subject to the termination provisions set forth below. Such terms of employment may be renewed for successive periods of one year thereafter upon the mutual agreement of the Parties. Provided, however, that Employee and Company shall have the right to terminate this Agreement by giving the other party thirty (30) days written notice of its intent to terminate this Agreement within the scheduled expiration of any one year term.

3.    COMPENSATION AND OTHER BENEFITS.

      3.1 As compensation for rendering service to the Company under this Agreement, the Company shall pay to Employee during the term of this Agreement a base salary ("Base Salary") of $ 130,000 per annum, payable in equal bi-weekly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of the Company for any employee benefit plans.

      3.1.a Employee shall also be entitled to receive 50,000 options to purchase shares of the Company's common stock. The shares are to be issued at an exercise price equal to the fair market value of the Company's stock on the date of this agreement. Further, employee will be eligible to receive additional options to purchase shares of common stock based on his performance at the sole discretion of the compensation committee of the board of directors.

      3.2 Employee shall be eligible to receive a potential cash bonus up to 50% of Employee's Base Salary ("Bonus") to be based upon performance and a payment schedule as determined by the Compensation Committee of the Board of Directors ("Compensation Committee") of Company. Employee agrees that the decision as to whether to award a Bonus and the percentage amount thereof will


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            be made by the Compensation and will be based solely upon the criteria they set.

      3.3 Employee will be entitled to three (3) weeks of paid vacation annually during the term of this Agreement.

      3.4 If Employee agrees to relocate to the new headquarters of the Company. The Company will provide reasonable relocation assistance under policy terms to be communicated at a later date. If Employee does not relocate to the new headquarters of the Company, Employee agrees to provide transition services to the Company for not less than ninety days from the date he advises of his decision not to relocate.

      3.5 Employee shall receive benefits commensurate with the level of employment under any health plan of the Company.

4.    Duties and Extent of Service.

Employee shall serve as Chief Financial Officer of the Company. Employee agrees to perform the duties incidental to this position, as determined from time to time by the Chief Executive Officer of the Company. Employee shall devote such time, attention, and energy to the business of the Company as are required to perform the duties and responsibilities hereunder and shall not during the term of this Agreement be engaged, directly or indirectly, in any other business activity if pursued for gain, profit, or other pecuniary advantage without the prior written consent of the Chief Executive Officer of the Company. In any event, after the date hereof, Employee shall not take any action inconsistent with Employee's relationship and responsibilities as an employee of the Company, or take any action which is intended, or may be reasonably expected, to harm the reputation, business, prospects, or operations of the Company.

5.    Protection of Confidential Information and Employee Non-Competition.

      5.1 Employee recognizes and acknowledges that he will have access to certain confidential information and trade secrets of the Company ("Confidential Information"). Such Confidential Information includes, but is not limited to: customer names; contracts; products purchased by customers; production capabilities and processes; customer account and credit data; referral sources; computer programs and software; names and information relating to potential acquisition candidates; financing sources and other business relationships; information relating to confidential or secret designs, processes, formulae, plans, devices, or materials of the Company's business and marketing plans, confidential information and trade secrets relating to the distribution and marketing of the Company's products and services; patents pending; confidential characteristics of the Company's products and services; customer comments; troubleshooting requirements; product and service development; market development; manuals written by the Company, management, accounting and reporting systems, procedures and programs; off net contracts; leases, marketing agreements, sales

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            employee compensation information, plans, and programs; marketing and financial analysis, plans, research, programs, and related information and data; forms, agreements, and legal documents; regulatory and supervisory reports; correspondence; statements; corporate books and records; and other similar information.

      5.2 Employee acknowledges and agrees that this Confidential Information constitutes valuable, special, and/or unique property of the Company.

      5.3 Employee will not, at any time during or after the term of this Agreement or his employment with the Company, use or disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose.

      5.4 The Confidential Information disclosed to Employee under this Agreement may include information that may be contained in more general information in the public domain or in Employee's possession. The information does not lose its status as proprietary merely because portions thereof are in the public domain or in Employee's possession.

      5.5 To protect the confidentiality of the Confidential Information, Employee further agrees that while employed by the Company and for a period of one year immediately after the termination of the Agreement or his employment with the Company, regardless of whether such termination of employment is voluntary of involuntary, he will not, for himself, or on behalf of any other person, firm, partnership, company, or corporation, either directly or indirectly
            (i) solicit, accept, divert, or take away from the Company the business of any person, company, or business who was a customer of the Company during the term of this Agreement or to whom the Company had made an outstanding proposal at the time of the termination of this Agreement or Employee's employment with the Company; (ii) induce or attempt to influence any employee, officer, director, consultant, agent, vendor or other entity related to the Company to terminate his or her employment or association in any manner whatsoever with the Company; or (iii) engage in any commercial or technical activity involving the development, formulation, manufacture, production, distribution, marketing or sale of any product or services that the Company designs, produces, manufactures, distributes, markets or sells during the term of this Agreement or Employee's employment with the Company. The prescribed territory in which Employee shall not compete with the Company as outlined in this Paragraph 5.5 shall consist of all of those areas of the United States in which the Company is doing business at the time of Employee's termination of employment.

      5.6 Employee acknowledges that a violation or attempted violation on his part of any provision in this Paragraph 5 will cause irreparable damage to the Company. Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Paragraph 5, Employee agrees that, notwithstanding


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            paragraph 9 of this Agreement, the Company shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee or his agents, without showing any evidence of actual monetary loss resulting from such breach, including, but not limited to, restraining Employee from using or disclosing, in whole or in part, such Confidential Information or trade secrets; rendering any services to any person, firm, corporation, or other entity to whom any of such information may have been disclosed or is threatened to be disclosed; and/or violating the non-competition provision. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages and attorneys' fees from Employee.

6.    Termination of Employee.

      6.1 Employee's employment under this Agreement shall terminate on the occurrence of any of the following events:

            (a) END OF TERM: If the term of employment under the Agreement or any term of renewal ends.

            (b) DEATH OR DISABILITY OF EMPLOYEE: If Employee dies or becomes disabled such that he no longer is reasonably able to perform his duties as contemplated by this Agreement, the Company shall pay to Employee, or the estate of Employee if he dies, that part of his Base Salary which would otherwise be payable to Employee through the end of the month in which his death or disability occurs, after giving effect to accrued sick leave benefits and accrued vacation time, if any. In the event of death of the employee, the estate of the employee shall have the right to exercise all options in which the employee was vested at the time of his death until the expiration of those option under the terms of the option award. Upon such payment, as well as applicable insurance benefits, if any, all obligations of the Company to the Employee or his estate shall be fully satisfied, and this Agreement shall terminate.

            (c) RESIGNATION OF EMPLOYEE: If Employee resigns prior to the end of the term of this Agreement, this Agreement shall terminate immediately, and the Company shall pay to Employee that part of his Base Salary which would otherwise be payable to Employee through the effective date of his resignation. Upon such payment, all obligations in any manner whatsoever of the Company to Employee shall be fully satisfied.

            (d) CHANGE IN OWNERSHIP, MANAGEMENT, OR EMPLOYEE'S RESPONSIBILITIES: If there is a substantial change in the ownership or management of the Company, and either of these changes significantly alters Employee's job responsibilities or compensation, Employee may resign from his positions

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                  within 60 days of such a change. If Employee resigns pursuant to this paragraph, the Company will continue to provide Employee with his monthly compensation for a period of twelve (12) months after the initial date of any such change. For the period after Employee's resignation during which Employee will be paid, Employee will not have any authority to act on behalf of the Company.

            (e) TERMINATION BY THE COMPANY "WITH CAUSE." If Employee (i) violates any provision of this Agreement; (ii) fails to perform the services required of him pursuant to this Agreement; (iii) commits acts of fraud or dishonesty against the Company; (iv) is convicted of or pleads guilty to a crime other than a routine traffic violation; (v) violates any policies of the Company as outlined in any Company policy handbook; (vi) fails to perform at the level expected by the Company; and/or (vii) commits an act or omission that is deemed by the Company to cast doubt upon the Employee's fitness for the position with the Company, the Company may terminate the employment of Employee with cause. If Employee is terminated "with cause," Employee shall not be entitled to receive any further salary or benefits under this Agreement other than payment for that part of Employee's compensation that would otherwise be payable to Employee through the last date of his employment with the Company. Upon such payment, all obligations of the Company to Employee shall be fully satisfied, and this Agreement will terminate. Employee shall not be entitled to receive any Bonus or accrued vacation pay if his termination is "with cause."

            (f) TERMINATION BY THE COMPANY WITHOUT CAUSE. In the event the Company terminates Employee's employment for any reason other than as described in (e) above, Employee shall be entitled to that part of the Base Salary and benefits payable to Employee through the last date of his employment and the Base Salary shall continue thereafter for a period of twelve months from termination.

      6.2 Termination of this Agreement shall not relieve Employee of any continuing obligations expressly provided in this Agreement, including, without limitation, those set forth in Paragraphs 5.1 through 5.6.

7.    RETURN OF COMPANY PROPERTY.

      7.1 All data, drawings, documents, contracts, computerized data, information printouts, and tapes, tape recordings, documents, data, accounting records, personnel files, computer terminals, equipment, and other records and written material prepared or compiled by Employee or furnished to Employee while in the employ of the Company shall be the sole and exclusive property of the Company, and none of such data, drawings or other records and written material, or copies thereof, shall be retained by Employee upon termination of his

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            Employment. This Company property shall not be removed from the
            Company premises without the Company's prior written consent.

      7.2 Upon termination of this Agreement or whenever requested by the Company, Employee immediately shall deliver to the Company all of the Company property or any of the Company's documents in Employee's possession or under Employee's control, including, but not limited to, all documents or data, Confidential Information, accounting records, computer terminals, data, discs, printouts and tapes, accounting machines, and all office furniture and fixtures, supplies, equipment, and other property placed in the office of the Company. No copies of any such data shall be retained by Employee.

8.    NOTICES.

Any notice required or permitted to be given under this Agreement shall be in writing and addressed to Employee at 2215 Polo Parc Ct., St. Louis, Missouri 63146, Attn: Michael A. Pruss, and to the Company, c/o Richard O'Neal, 2400 Lakeview, Suite 109, Amarillo TX 79109, or to such other address as either party shall designate by written notice to the other. Notices may be sent by messenger or by registered or certified mail, postage prepaid, addressed to the party or parties to be notified, with return receipt requested. Notices sent by messenger shall be deemed received upon their actual receipt of the party to whom they are directed. Notices sent by registered or certified mail shall be deemed received on the third day following their deposit with the United States Postal Service.

9.    ARBITRATION.

Exclusive jurisdiction with respect to any dispute, controversy, or claim brought by Employee concerning the subject matter contained in this Agreement, including, but not limited to, Employee's employment, termination from, and/or affiliation with the Company, shall be settled by arbitration in Texas, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement. Any and all charges that may be made for the cost of the arbitration and the fees and expenses of the arbitrator shall be borne equally by the parties; attorneys' fees and witness expenses shall be borne by the party incurring them.

Jurisdiction with respect to any dispute, controversy, or claim brought by the Company, concerning any subject matter contained in this Agreement, including, but not limited to, the right to seek injunctive relief pursuant to paragraph 5.7, shall rest in state or federal courts sitting in the State of Texas. In addition, the Company, at its election, may submit any dispute to arbitration in accord with the procedures set forth in this section.

10.   MISCELLANEOUS.

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      10.1  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement shall be binding upon the Employee and his agents, heirs, executors, administrators and legal representatives. The rights and obligations of Employee hereunder shall not be assignable by Employee.

      10.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

      10.3 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

      10.4 This Agreement contains the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, and there are no other warranties, representations, covenants or agreements among the Company, and the Employee in connection with the subject matter hereof.

      10.5 Employee hereby represents and warrants that he (a) has had an opportunity to review this Agreement and ask the Company questions about the Agreement, and (b) understands the meaning and effect of each Section of this Agreement.

      10.6 The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by the Company of any subsequent breach by Employee.

      10.7 Use of the masculine pronoun in this Agreement is intended to include the feminine as well.

      10.8 The Employee represents and warrants that he is not a party to or bound by any covenant or agreement which in any manner restrains or restricts the activities of the Employee or his ability to enter into this Agreement.

      10.9 If a court of competent jurisdiction shall adjudge to be invalid any clause, sentence, subparagraph, paragraph or section of this Agreement, such judgment or decree shall not affect, impair, invalidate, or nullify the remainder of this Agreement, but the effect thereof shall be confined to the clause, sentence, subparagraph, paragraph, or section so adjudged to be invalid.

      The parties have executed this Agreement to be effective as of the day and year first above written.

      THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION.


            "COMPANY"                                 "EMPLOYEE"

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ADVANCE COMMUNICATIONS GROUP, INC.

By:
    ______________________________________      _____________________________
                                                  Michael A. Pruss
Its:
     ______________________________________